[Stamp Tax]

URBAN GAS DEVELOPMENT AGREEMENT

Party A: Construction Bureau of Nangong Town

Party B: Beijing Zhong Ran Wei Ye Gas Co., Ltd.

Date: September, 2005

URBAN GAS DEVELOPMENT AGREEMENT

Contract SN:

Signatory Location:

Party A: Construction Bureau of Nangong Town

Party B: Beijing Zhong Ran Wei Ye Gas Co., Ltd.

Chapter I  General Principles

1.1
WHEREAS, (i) the Government of Nangong Town agrees to authorize Party B the exclusive right to develop, construct and operate the pipeline gas project in the urban area of Nangong Town (the “Pipeline Project”), (ii) based on the Contact Law of the People’s Republic of China, the Cooperative Joint Venture Law of the People’s Republic of China and other relevant applicable laws and regulations, and (ii) after field study and friendly consultations, the Parties hereby agree as follows in relation to the construction of the Pipeline Project in Nangong Town (the “Agreement”).

Chapter II Parties

2.1	Construction Bureau of Nangong Town (hereinafter referred to as “Party A”)

Legal address:
Tel.: (0319) 5189929

2.2	Beijing Zhong Ran Wei Ye Gas Co., Ltd. (hereinafter referred to as “Party B”)

Legal address: Caizhiguoji Building No. 18 Zhongguancundong Street, Haidian District
Tel.: (010) 82600041

Chapter III Establishment of the Company

3.1
Party A, authorized by and on behalf of the Government of Nangong Town, agrees that Party B will be responsible for the Pipeline Project of Nangong Town and the total financing of the Pipeline Project.

3.2	Name of the Company: Nangong Town Wei Ye Gas Co., Ltd.

3.3
The Company as a legal person under the PRC law: is subject to the jurisdiction and protection of the PRC laws, regulations and relevant rules (hereinafter referred to as “PRC laws”), and is authorized to conduct its business activities in compliance with the PRC laws.

Chapter IV Business Scope

4.1
Business Scope of the Company: within the urban planned area of Nangong Town, to: design, construct, manage, develop and operate the pipeline network of natural gas and its auxiliary facilities, and provide relevant maintenance and emergency repair services; construct and operate natural gas stations; supply natural gas and provide after-sale services to industrial transmission, commercial construction, civic utility and public transportation; exploit natural gas reserves, design for the transportation and transmission thereof, construct and management the operation related thereto.

Chapter V Exclusive Operating Right

5.1
Party A authorizes Party B to execute the pipe natural gas project within the urban planned area of Nangong Town and guaranties that Party B has the exclusive right to develop and construct the pipe gas project within the urban planned area of Nangong Town for 25 years.

5.2	Party A will invite bids for the Pipeline Project when this Agreement is expired, and Party B shall be given the priority when bidders have similar evaluations.

5.3
If Party A breaches this Agreement during the term of this Agreement, Party A shall bear the losses resulting from such breach. If Party A or any of its agents or entrusted parties breach this Agreement during the term of this Agreement (which causes Party B to lose the exclusive operating right granted hereunder), Party A shall compensate Party B for its projected economic benefits for the term of this Agreement.

Chapter VI Rights & Obligations of the Parties

6.1
The Parties shall construct the Pipeline Project based to the high standards and principles. The Pipeline Project is designed for supply gas to an aggregate of 10,000 units with the total investment of approximately RMB 50 million. Party B agrees that it shall complete the first stage and start gas supply to the first customers within 6 months, provided, that the actual number of the households is not lower than 500. Party B agrees that it shall construct and improve the pipeline network in stages according to users’ requests after the First Stage completes.

6.2
Party A shall be responsible for the coordination with the local government and relevant departments of the government and shall provide the following warranties to Party B in the form of official government documents:

6.2.1	to grant Party B the exclusive right to construct and operate pipe natural gas project within the urban planned area of Nangong Town for 25 years and ensure the legality thereof; not to approve any new pipe gas project during such time; to guarantee that the pipeline networks constructed by Party B in Nangong Town pursuant to this Agreement accept natural gas when the long natural gas pipeline reaches Nangong Town, and the continual operation of the pipeline network;

6.2.2	to agree that the initial residential installation fee shall be RMB 2,200/unit and the residential gas price shall be RMB 2.5 per cubic meter. The initial installation fee for commercial customers shall be the cost of gas consumption for one day at the price of RMB 500 per cubic meter;

6.2.3
to ensure that Party B shall enjoy the relevant government preferential policies relating to business investment and raising of capital, urban infrastructure construction and land grant in Nangong Town. Considering that the Pipeline Project is an urban infrastructure project, any government fees to be incurred by Party B for the destruction of municipal roads for the construction of the condensed gas station and pipeline network shall be deducted or exempted.

6.3	Party A shall be responsible for assisting Party B in the following matters:

6.3.1	the application and registration procedures to establish the gas project company;

6.3.2	the procedures for land use, planning, fire protection and commencement of project construction;

6.3.3	making available water, electricity and transportation and handle other infrastructure related matters and assisting Party B to organize the design and construction of the project;

6.3.4	application of all potentially available tax and administrative fee waivers and deductions;

6.3.5	timely provision of the municipal planning and relevant materials to Party B upon its request;

6.3.6
requiring the inclusion of construction of pipe gas project as part of any new real estate development project and any renovation or expansion projects related thereto in order to obtain the required government approval; The government departments that are in charge of urban construction, planning, public utilities, real estate must supervise closely to ensure that pipe gas projects are designed, constructed and inspected simultaneously and together with the principal projects, and can only be constructed by Party B.

6.3.7
gradually increasing the ratio of the natural gas in urban energy consumption; strictly controlling the amount of coal consumption and effectively controlling the air pollution; not approving the industrial project that relies on coal as its energy source if natural gas is available in the urban area.

6.4	Party B’s Responsibilities

6.4.1	raising funds for the Pipeline Project;

6.4.2	project design and construction, and operation management upon completion of the Pipeline Project;

6.4.3
ensuring the continuous and safe gas supply except in the case of force majeure; dealing with casualties and economic loss due to the gas supply. If the gas is cut off for 24 hours, Party B shall compensate for actual loss of the customers. Party B shall inform the customers in advance if the pipes needs examining and repairing, and resume the gas supply within 4 hours. Party A shall warn first and thereafter has the right to terminate the exclusive operating right granted to Party B if cutting off of the gas supply occurs several times;

6.4.4	periodic inspection, repair and maintenance of gas stations and pipelines inside and outside residential buildings according to the PRC rules to ensure year-round safe operation;

6.4.5	guaranteeing that the quality of gas supplied hereunder complies with the relevant PRC rules;

6.4.6	organizing project inspection by the relevant parties upon completion of the Pipeline Project.

Chapter VII Miscellaneous Provisions

7.1	Any modification to this agreement and its supplemental agreement(s) shall not be valid and effective unless such modification is in writing and signed by both parties to this Agreement.

7.2
Should any Party fail to perform any of its obligations under this agreement or materially breach the provisions of this agreement, which causes the project company to discontinue its operation or be unable to meet the operational purposes of the Pipeline Project as provided under this agreement, the breaching Party shall be deemed to have unilaterally terminated the agreement, and the non-breaching Party shall have, in addition to any right to and claim for damages, the right to apply to the original approving government authority for the termination of this Agreement in accordance with this Agreement.

7.3
Should any Party be prevented from performing its obligations under this agreement due to the occurrence of any event of Force Majeure such as earthquake, windstorm, flood, fire, war and any other unforeseeable event whose occurrence and consequences are beyond control, such Party shall immediately notify the other Party, and within 15 days [following the occurrence of such event], provide documents stating the details of such event, the reasons for complete or partial nonperformance by such Party and documents evidencing the occurrence of such events. Such documents shall be issued by a notary public institution located at the place where such event occurs. The Parties shall negotiate whether to cancel the entire Agreement or to discharge certain obligations of the non-performing party under this agreement based on the extent to which the performance of this Agreement has been affected.

7.4
Any and all disputes arising out of or relating to the performance of this Agreement shall be settled by the Parties through friendly consultations. If the disputes are not resolved through friendly consultations, then each party agrees to be subject to the jurisdiction of the People’s Court of the locality where this Agreement is executed.

7.5
In the course of judicial procedures, the Parties shall continue to perform their respective obligations under this Agreement, with the exception of those parts of this Agreement which are under dispute.

7.6	There are four originals of this agreement. This Agreement and any of its supplemental agreements shall not be binding upon any Party unless signed and sealed by the Parties.

Party A (Seal): Sealed	Party B (Seal): Sealed

Representative (Signature): Signed	Representative (Signature):

Date: September, 2005	Date: September 25, 2005